Exhibit 16.1



April 22, 2006



Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549



Commissioners:

We have read the statements made by Specialized Health Products International, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Specialized Health Products International, Inc. dated April 21, 2006. We agree with the statements concerning our Firm in such Form 8-K.


Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP